Exhibit 99.1

NEXSTAR MEDIA GROUP INCREASES QUARTERLY CASH DIVIDEND BY 25 PERCENT

DECLARES QUARTERLY CASH DIVIDEND OF $0.30 PER SHARE

Increase Marks Fourth Annual Consecutive Rise in Cash Dividend Marking

26% Compound Annual Growth Since Initiation of Cash Dividend in 2013

IRVING, Texas (January 27, 2017) - Nexstar Media Group, Inc. (Nasdaq: NXST) announced today that its Board of Directors approved a 25 percent increase in the quarterly cash dividend to $0.30 per share of its Class A common stock beginning with the dividend declared for the first quarter of 2017.  The dividend is payable on Friday, February 24, 2017, to shareholders of record on Friday, February 10, 2017.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc., commented, “Nexstar’s fourth consecutive annual increase in our cash dividend highlights the Board’s commitment to create value for shareholders through our proven ability to generate prodigious free cash flow growth through accretive acquisitions, meticulous integration and disciplined operating practices which collectively allow for expanded returns of capital.

“We are highly confident in the strong growth prospects for the new Nexstar Media Group as we follow the successful strategies we’ve established in terms of building the top line, maintaining close control of fixed and variable costs and optimizing the balance sheet and capital structure.  This plan will continue to support our goals of delivering or exceeding our free cash flow targets of approximately $565 million for the 2016/2017 cycle, while allowing us to reduce leverage, pursue additional select accretive acquisitions, pay dividends and consider other return of capital initiatives, and take any other actions for the continued near- and long-term enhancement of shareholder value. Next month Nexstar will report record operating results for 2016, marking the fifth consecutive year of record results, and we remain confident that 2017 and beyond will extend our long-term success in generating record free cash flow.”

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 171 television stations and related digital multicast signals reaching 100 markets or approximately 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar and Media General claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the ultimate outcome and benefits of a transaction between Nexstar and Media General and timing thereof, and future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated, the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of Media General (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar and Media General undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see the definitive joint proxy statement/prospectus of Nexstar and Media General and Media General’s and Nexstar’s other filings with the SEC.

Contact:

Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
EVP and Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800